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EXHIBIT 99.1


Elgin, Illinois                                       Contact Person:
April 30, 2003                                        James J. Kovac
Company Press Release                                 Executive Vice President
                                                      847-741-3900


        EFC BANCORP, INC. ANNOUNCES FIRST QUARTER 2003 OPERATING RESULTS

        Barrett J. O'Connor, President and Chief Executive Officer of EFC

Bancorp, Inc. (AMEX: EFC) (the "Company"), the holding company for EFS Bank (the

"Bank"), reported net income for the Company for the three months ended March

31, 2003 of $1.6 million unchanged from the $1.6 million for the comparable prior year period. For the three months ended March 31, 2003 and 2002 basic and diluted earnings per share totaled $0.38 and $0.36, respectively.

        Total assets at March 31, 2003 were $810.8 million, which represents an increase of $28.4 million, or 3.6%, compared to $782.4 million at December 31,

2002. The increase in total assets was the result of increases in loans receivable of $24.0 million, or 4.0%, to $621.0 million at March 31, 2003 from

$597.0 million at December 31, 2002, cash and cash equivalents, which increased

$5.4 million, or 16.4%, to $38.2 million at March 31, 2003 from $32.8 million at

December 31, 2002 and mortgage backed securities, which increased $984,000, or

6.5%, to $16.2 million at March 31, 2003 from $15.3 million at December 31,

2002. These increases were partially offset by a decrease in foreclosed real estate of $2.0 million from December 31, 2002 to March 31, 2003. This property was sold in January 2003 resulting in a gain of approximately $41,000. The loan growth was funded by increases in deposits and borrowed money. Deposits increased $21.4 million, or 4.1%, to $545.6 million at March 31, 2003 from

$524.2 million at December 31, 2002. Borrowed money, representing FHLB advances,

increased $8.0 million to $179.8 million at March 31, 2003 from $171.8 million at December 31, 2002.

        Stockholders' equity remained unchanged at $74.8 million at March 31,

2003 compared to December 31, 2002. Increases in stockholders' equity resulting primarily from the Company's net income for the three months ended March 31,

2003, were offset by stock repurchases and dividends paid. As of March 31, 2003,

there were 4,598,601 shares of common stock outstanding, resulting in a book value of $16.26 per share.


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        Net interest income before provision for loan losses increased by

$544,000, or 10.0%, to $6.0 million for the three months ended March 31, 2003 as compared to the prior year period. This increase is primarily due to increases in average interest-earning assets of $95.1 million for the three months ended

March 31, 2003 compared to the prior year period, the effect of which was partially offset by a decrease in the average yield on interest-earning assets of 68 basis points for the comparable time period. In addition, average interest-bearing liabilities increased $86.2 million for the three months ended

March 31, 2003. The average cost of interest-bearing liabilities decreased 64 basis points from the three months ended March 31, 2002 to the three months ended March 31, 2003. Interest rate spread decreased 4 basis points to 2.92% for the three months ended March 31, 2003 from 2.96% for the three months ended

March 31, 2002. In addition, net interest margin decreased 11 basis points to

3.28% for the three months ended March 31, 2003 from 3.39% for the three months ended March 31, 2002. The average yields, costs and spreads are reported on a tax equivalent basis.

        The provision for loan losses decreased by $44,000 to $181,000, or

19.4%, for the three months ended March 31, 2003 compared to the prior year period.

        Noninterest income decreased $67,000, or 6.2%, to $1.0 million for the three months ended March 31, 2003 from the prior year period. The decrease is primarily due to a decrease of $172,000 in insurance and brokerage commissions,

partially offset by an increase of $111,000 in service fees. The decrease in insurance and brokerage commissions is partially due to the lower interest rate environment.

        Noninterest expense increased by $472,000, or 11.7%, to $4.5 million for the three months ended March 31, 2003 over the comparable period in 2002. Of this increase, $191,000 was related to office building operations resulting from the costs related to the two new branch offices placed in service over the last year. In addition, expenses relating to advertising and information technology increased a total of $93,000 to $183,000 and $241,000, respectively, for the three months ended March 31, 2003 from $150,000 and $181,000, respectively, for the comparable period in 2002.

        As of March 31, 2003, the Company had purchased 171,700 shares at an average price of $17.07 as part of its sixth stock repurchase program. On March

19, 2003, the Company announced an



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increase in its quarterly dividend to $0.14 from $0.1375 per share. Payment of the cash dividend was made on April 8, 2003 to shareholders of record on March

31, 2003. This represents the Company's seventh increase in the dividend beginning with the first increase in March 2000. The current dividend of $0.14 represents a 40.0% increase from the initial dividend the Company declared in

March 1999.

        On April 29, 2003 the Company's stock price closed at $20.00 per share on the American Stock Exchange. The Company's price to book value per share ratio and dividend yield totaled 123.0% and 2.80%, respectively.

        EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin,

Illinois, with $810.8 million in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains eight full service offices in

Elgin and surrounding communities.

        For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.
                  ------------------     ---------------
        EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

        Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private

Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the

Company with the Securities and Exchange Commission from time to time.

        The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



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

PRESS RELEASE DATA
------------------
EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
    operating data and selected ratios (Unaudited)
=======================================================================================================================
                                                                               March 31,    December 31,   December 31,
                                                                                 2003          2002           2001
-----------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
  Total Assets                                                               $   810,778        782,376        673,443
  Loans receivable, net                                                          620,972        597,049        537,071
  Investment securities available-for-sale                                        87,195         87,982         68,615
  Mortgage-backed securities available-for-sale                                   16,240         15,256         13,856
  Deposits                                                                       545,557        524,190        420,084
  FHLB Advances                                                                  179,700        171,700        175,200
  Stockholders' equity                                                            74,791         74,777         68,629
  Non-performing assets                                                            1,729          4,382          2,580
  Allowance for loan losses                                                        3,323          3,141          2,255
-----------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
  Total equity to total assets                                                     9.22%           9.56%         10.19%
  Allowance for loan losses as a % of nonperforming assets                       192.19%          71.68%         87.40%
  Allowance for loan losses as a % of loans, net                                   0.54%           0.53%          0.42%
  Book value per share                                                       $    16.26           16.13          14.90
  Market value per share                                                          19.10           18.25          13.85
  Dividends per share (for the quarter ended)                                    0.1400          0.1375         0.1275
=======================================================================================================================

                                                                                                 Three months ended
                                                                                                       March 31,
                                                                                             --------------------------
                                                                                                 2003           2002
                                                                                             --------------------------
SELECTED CONSOLIDATED OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):
  Interest income                                                                             $  11,425         11,128
  Interest expense                                                                                5,441          5,687
                                                                                             --------------------------
    Net interest income before provision for loan losses                                          5,984          5,441
  Provision for loan losses                                                                         181            225
                                                                                             --------------------------
    Net interest income after provision for loan losses                                           5,803          5,216
  Noninterest income                                                                              1,010          1,077
  Noninterest expense                                                                             4,502          4,031
                                                                                             --------------------------
    Income before income tax expense and minority interest                                        2,311          2,262
  Income tax expense                                                                                744            714
                                                                                             --------------------------
    Income before minority interest                                                               1,567          1,548
  Minority interest                                                                                  21             20
                                                                                             --------------------------
    Net income                                                                                $   1,588          1,568
                                                                                             ==========================

  Earnings per share - basic                                                                  $    0.38           0.38
  Earnings per share - diluted                                                                     0.36           0.36

-----------------------------------------------------------------------------------------------------------------------


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


                                                                                              Three months ended
                                                                                                    March 31,
                                                                                          --------------------------
                                                                                               2003         2002
                                                                                          --------------------------
SELECTED RATIOS:
  Return on average assets (1)                                                                  0.80%          0.90%
  Return on average equity (1)                                                                  8.50%          9.01%
  Noninterest expense to average total assets (1)                                               2.25%          2.32%
  Efficiency ratio (3)                                                                          64.4%          61.8%

  Tax Equivalent Net Interest Margin:
  Net interest income as stated                                                           $    11,425         11,128
  Add: Tax equivalent adjustment - investments (2)                                                213            162
       Tax equivalent adjustment - loans (2)                                                        1             11
                                                                                          -----------      ---------
  Tax equivalent net interest income                                                      $    11,639         11,301
                                                                                          ===========      =========

  Net interest margin without tax adjustment (1)                                                3.16%          3.29%
  Net interest margin - tax equivalent (1)(2)                                                   3.28%          3.39%
  Yield on interest-earning assets without tax adjustment (1)                                   6.04%          6.73%
  Yield on interest-earning assets  - tax equivalent (1)(2)                                     6.15%          6.83%
  Yield on interest-bearing liabilities (1)                                                     3.23%          3.87%
  Interest rate spread without tax adjustment (1)                                               2.81%          2.86%
  Interest rate spread  - tax equivalent (1)(2)                                                 2.92%          2.96%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):

                                                                                              Three months ended
                                                                                                    March 31,
                                                                                          ---------------------------
                                                                                              2003           2002
                                                                                          ---------------------------
  Total Assets                                                                            $   798,788        695,876
  Loans receivable, net                                                                       618,481        547,691
  Total deposits                                                                              500,427        411,695
  FHLB advances                                                                               174,367        176,867
  Stockholders' equity                                                                         74,736         69,626

  (1) Annualized.
  (2) This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.
=====================================================================================================================
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